Exhibit 99.1

Delinquency and Foreclosure Experience

The following tables set forth the performing, non-performing and real estate owned unpaid principal balance and loan count for Ditech Financial LLC’s (“Ditech”) combined Fannie Mae and Freddie Mac mortgage loan servicing portfolio as of the dates indicated.1

	As of December 31, 2012			As of December 31, 2013			As of December 31, 2014
	No. of Loans	Principal Balance[2]	% by Principal Balance[2]	No. of Loans	Principal Balance[2]	% by Principal Balance[2]	No. of Loans	Principal Balance[2]	% by Principal Balance[2]
Current Loans	224,677	$37,804,345,415	82.66%	1,005,640	$136,686,689,387	83.26%	1,261,197	$166,852,291,774	85.25%
Period of Delinquency
30 – 59 dpd	7,285	$1,194,909,827	2.61%	19,287	$2,519,527,500	1.53%	25,372	$3,155,825,361	1.61%
60 – 89 dpd	2,262	$398,006,393	0.87%	4,458	$611,772,602	0.37%	7,255	$937,874,615	0.48%
90+ dpd	2,841	$552,060,500	1.21%	12,516	$2,100,183,628	1.28%	13,718	$2,034,811,398	1.04%

Total Delinquencies[3]	12,388	$2,144,976,720	4.69%	36,261	$5,231,483,731	3.19%	46,345	$6,128,511,374	3.13%

Foreclosures[4]	15,169	$2,747,459,074	6.01%	54,578	$9,193,985,572	5.60%	41,789	$7,097,548,021	3.63%
Bankruptcies[5]	13,205	$2,174,344,552	4.75%	78,663	$11,211,574,102	6.83%	93,985	$12,993,255,333	6.64%

Total Foreclosures / Bankruptcies	28,374	$4,921,803,626	10.76%	133,241	$20,405,559,673	12.43%	135,774	$20,090,803,354	10.26%

Real Estate Owned	4,860	$864,191,921	1.89%	12,144	$1,841,765,265	1.12%	17,058	$2,654,692,783	1.36%

Total Portfolio	270,299	$45,735,317,681	100.00%	1,187,286	$164,165,498,056	100.00%	1,460,374	$195,726,299,284	100.00%

	As of December 31, 2015			As of June 30, 2016
	No. of Loans	Principal Balance[2]	% by Principal Balance[2]	No. of Loans	Principal Balance[2]	% by Principal Balance[2]
Current Loans	1,269,779	$174,262,117,555	86.17%	1,261,755	$174,330,201,700	86.16%
Period of Delinquency
30 – 59 dpd	37,158	$4,848,341,983	2.40%	45,215	$5,890,634,075	2.91%
60 – 89 dpd	8,364	$1,092,566,519	0.54%	9,887	$1,287,079,792	0.64%
90+ dpd	16,797	$2,390,247,778	1.18%	21,110	$3,042,737,661	1.50%

Total Delinquencies[3]	62,319	$8,331,156,280	4.12%	76,212	$10,220,451,527	5.05%

Foreclosures[4]	34,906	$5,863,625,475	2.90%	24,688	$4,080,410,924	2.02%
Bankruptcies[5]	90,111	$12,304,655,233	6.08%	90,718	$12,163,251,737	6.01%

Total Foreclosures / Bankruptcies	125,017	$18,168,280,708	8.98%	115,406	$16,243,662,661	8.03%

Real Estate Owned	9,386	$1,480,781,074	0.73%	10,296	$1,535,299,378	0.76%

Total Portfolio	1,466,501	$202,242,335,616	100.00%	1,463,669	$202,329,615,266	100.00%

[1]	If applicable, the portfolio excludes Fannie Mae and Freddie Mac loans that were purchased as part of a mortgage servicing rights acquisition that had not yet been transferred to Ditech’s servicing platform as of the applicable date.
[2]	The “Principal Balance” and “% by Principal Balance” figures may not represent the exact sum of the constituent lines due to rounding.
[3]	The delinquency calculations are made using the Mortgage Banker Association’s calculation method for traditional prime products.
[4]	A loan is deemed to be in foreclosure if the servicer has initiated foreclosure proceedings.
[5]	The “Bankruptcies” figures include any loans that have an inactive Chapter 7 bankruptcy status that were discharged without reaffirmation of the debt.

There can be no assurance, and no representation is made, that the delinquency and foreclosure experience noted in the tables above is indicative of future performance. If the residential real estate market should experience an overall decline in property values, the actual rates of delinquencies and foreclosures could be higher than those previously experienced by Ditech.